Exhibit 5.4

	office address	Woluwe Atrium
advocaten • avocats		Neerveldstraat 101-103
1200 BRUSSELS
Belgium
	telephone	+32 (0)2 743 43 43
	fax	+32 (0)2 743 43 10
	internet	www.loyensloeff.com
To the attention of the Company (as defined below);
Brussels, 16 June 2011
Dear Madam,
Dear Sir,
We have acted as special Belgian law counsel to the Company in connection with the exchange offer of up to USD 350,000,000 in aggregate principal amount of the Company’s new 8 1/8% Senior Notes due 2019 together with Navios Maritime Finance II (US) Inc., a Delaware corporation.
1	DEFINITIONS AND SCOPE OF OPINION

1.1	Unless otherwise defined herein, capitalised terms and expressions used in this Opinion Letter will have the meaning ascribed to such terms in the Indenture and the Schedules to this Opinion Letter. In addition:

Company means Navios Maritime Holdings Inc., a Marshall Islands corporation, located at 85 Akti Miaouli Street, Piraeus, Greece 185 38, in its capacity of Co-Issuer under the Opinion Documents.

Covered Guarantor means Kleimar NV, a limited liability company (naamloze vennootschap/société anonyme), incorporated under the laws of Belgium and having its registered office at 2000 Antwerp, Suikerrui 5, registered under no. 0426.557.894 RPR Antwerp.

Corporate Documents means, collectively, the documents referred to in Schedule 1 (Corporate Documents) to this Opinion Letter.

Indenture means an executed copy of the Indenture dated 28 January 2011 between the Company and Navios Maritime Finance II (US) Inc., as Co-Issuers, the guarantors named therein, including the Covered Guarantor, and Wells Fargo Bank, National Association as Trustee relating to Navios Maritime Holdings Inc.’s 8 1/8 % Senior Notes due 2019.

Opinion Documents means, collectively, the Indenture, the Notes and the Notation of Guarantee (as defined in the Indenture).

Opinion Letter means this Opinion Letter as issued on the date hereof.
Burgerlijke vennootschap met handelsvorm/ Societe civile a forme commerciale Loyens & Loeff CVBA/SCRL, Neerveldstraat 101-103 Rue Neerveld, 1200 Brussel/Bruxelles, Belgie/Belgique. RPR Brussel/RPM Bruxelles 0821.233.870 — IBAN: BE83 7350 2462 1315 — BIC: KREDBEBB. Subject to further restrictions, the liability of the company and of its lawyers is limited to the amounts paid out under its liability insurance. Any legal relationship with the company is governed by Belgian law and is subject to the exclusive jurisdiction of the courts of Brussels.
amsterdam • arnhem • brussels • eindhoven • luxembourg • rotterdam • aruba curacao • dubai • frankfurt • geneva • london • new york • paris • singapore • tokyo • zurich

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Parties means all parties to the Opinion Documents, including the Covered Guarantor.

1.2	In this Opinion Letter Belgian legal concepts are expressed in English terms and not in their original Dutch or French terms. The concepts concerned may not be identical to the concepts described by the same English term as they exist under the law of other jurisdictions.

1.3	For the purpose of this Opinion Letter, we have only reviewed the Opinion Documents and the Corporate Documents. Our review of the Opinion Documents was strictly limited for the purpose of rendering the opinions expressed herein. We have not reviewed any other documents or made any other inquiries, save as expressly stated in this Opinion Letter. Nothing in this Opinion Letter should be construed as implying that we are familiar with the affairs of the Covered Guarantor.

1.4	We are only competent to render opinions on issues of Belgian law. We express no opinion as to any laws other than Belgian law, in full force and effect and as published on the date hereof and as applied by Belgian courts on the date hereof. We will not take into account any new or retroactive legislation which, when introduced, may in any way affect or prejudice any opinion given in this Opinion Letter. There is no intention on our part to amend or update this Opinion Letter in the event of changes after the date hereof with respect to any matters described in this Opinion Letter or in any Belgian laws or regulations relevant to the opinions given in this Opinion Letter.

1.5	This Opinion Letter is strictly limited to the matters addressed herein and is not to be used or extended by implication to any other matter, whether in connection with any of the Opinion Documents, or otherwise. In particular, we do not express any opinion as to (i) any matters of fact; (ii) the legal, valid, binding and enforceable character of the Opinion Documents under all applicable laws, including the laws of Belgium; (iii) the accounting treatment of the transactions contemplated by the Opinion Documents; (iv) European Community law except to the extent it forms part of Belgian law or to the extent it has direct effect in Belgium; (v) public international law and the rules promulgated under or by any treaty or treaty organisation except to the extent it forms part of Belgium law, (vi) any matters of direct or indirect taxation and (vii) the applicable regulatory framework in relation to investment firms and/or public offerings of financial instruments under all applicable laws, including the laws of Belgium.

2	ASSUMPTIONS

For the purposes of the opinions expressed in this Opinion Letter, we have assumed and not verified:

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Accuracy of documents
2.1	the genuineness of all signatures and stamp, the authenticity of all documents submitted to us as originals and the conformity to the originals of all documents submitted to us as copies;
Corporate status
2.2	the reliability and accuracy on the date hereof of (i) all search results obtained by electronic data transmission, (ii) any printed or computer search of offices of public record, (iii) the Belgian Official Gazette Extracts, and (iv) the Certificate of Non-Insolvency;

2.3	that the Extract of the Deed of Incorporation refers to a valid notarial deed (authentieke akte/acte authentique), the contents whereof is complete and accurate, which is not void or otherwise affected by any defects for which a court might dissolve the Covered Guarantor;

2.4	that the information recorded in the Articles of Association is correct and that since the date of the Articles of Association there have been no further amendments to the Articles of Association (although not constituting conclusive evidence, this assumption is supported by the Belgian Official Gazette Extracts);

2.5	that since the date of its incorporation, the Covered Guarantor has (i) its principal establishment (as determined in accordance with article 4 of the Belgian International Private Law Code) in Belgium, and (ii) its centre of main interest (as determined in accordance with the Council Regulation EC no 1346/2000 of 29 May 2000 on insolvency proceedings) in Belgium;

2.6	that the Covered Guarantor is not in a situation of cessation of payments, has not been declared bankrupt, is not in judicial composition or judicial reorganisation nor has been subjected to any other insolvency proceedings, including but not limited to those listed in Annex A of Council Regulation (EC) no 1346/2000 of 29 May 2000 on insolvency proceedings as amended from time to time (although not constituting conclusive evidence, as far as Belgium and the Covered Guarantor are concerned, this assumption is supported by the Certificate of Non-Insolvency and by the Belgian Official Gazette Extracts);
Corporate Formalities
2.7	that (i) the Board Minutes truly and accurately reflect what was deliberated, adopted and resolved at the relevant meeting, (ii) that the relevant resolutions (including any powers of attorney) in the Board Minutes were duly adopted, have not been revoked, amended or declared null and void and remain in full force and effect on the date of this Opinion Letter

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and (iii) that no events have taken place between the date of the Board Minutes and the date of this Opinion Letter which would have a director of the Covered Guarantor take a decision contrary to those set out in the Board Minutes;
2.8	that the relevant resolutions (including any powers of attorney) in the 556 Resolutions were duly adopted, have not been revoked, amended or declared null and void and remain in full force and effect on the date of this Opinion Letter and that no events have taken place between the date of the 556 Resolutions and the date of this Opinion Letter which would have a shareholder of the Covered Guarantor take a decision contrary to those set out in the 556 Resolutions;

2.9	that none of the directors of the Covered Guarantor had a direct or indirect economic interest which conflicted with the decisions of, or with the transactions to be approved by, the Covered Guarantor, and which was not properly disclosed at the time of the adoption of the decision set forth in the Board Minutes in accordance with the relevant provisions of the Belgian Companies Code.
Other assumptions
2.10	the legality, validity and enforceability of the Opinion Documents under all applicable laws, including the laws of Belgium and New York;

2.11	that all individuals acting on behalf of the Parties in relation to the execution of the Opinion Documents had legal capacity (handelingsbekwaamheid/capacité juridique) and no given consent is vitiated (wilsgebreken/vices de consentement);

2.12	that there is no unpublished case law in Belgium that affects the opinions given in this Opinion Letter;

2.13	that there are no dealings, agreements or arrangements, actions or events between, by or involving any of the Parties which terminate, modify or supersede any of the terms of the Opinion Documents, or which otherwise affect the opinions given in this Opinion Letter;

2.14	that the terms of the Opinion Documents are entered into (i) in view of pursuing profit; (ii) to serve the Covered Guarantor’s corporate purpose; and (iii) within the Covered Guarantor’s corporate interest;

2.15	that the terms of the Opinion Documents (i) do not infringe public policy or moral standards; and (ii) are entered into for commercial purposes and without any fraudulent intent; and

2.16	that the proceeds of the Opinion Documents are not applied towards or have not facilitated the direct or indirect acquisition of the shares of the Covered Guarantor.

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3	OPINIONS

Based upon the foregoing and subject to (i) any factual matters or documents not disclosed to us in the course of our investigation and (ii) the qualifications, reservations and the terms and conditions stated hereafter, we are of the opinion that:

3.1	the Covered Guarantor has been validly incorporated and is validly existing as a public limited liability company (naamloze vennootschap/société anonyme);

3.2	the entry into and the performance by the Covered Guarantor of the Opinion Documents has been authorised by all requisite corporate action on the part of the Covered Guarantor;

3.3	the execution of the Opinion Documents does not and will not result in any violation of the provisions of the Articles of Association or any provisions of Belgian company law applicable to the Company generally;

3.4	the Covered Guarantor has the full corporate power to enter into the Opinion Documents and, once executed, to perform its obligations thereunder; and

3.5	No filing with, or authorization, approval, consent, license, order, registration, qualification or decree of any court or governmental authority or agency of Belgium is necessary or required in connection with the due authorization and execution of the Opinion Documents by the Covered Guarantor.

4	QUALIFICATIONS AND RESERVATIONS

The opinions expressed in this Opinion Letter are subject to the following qualifications and reservations:

4.1	According to Belgian company law, a company may only enter into transactions which are in its corporate interest. The assessment whether or not the transactions contemplated by the Opinion Documents are in the corporate interest of the Covered Guarantor is largely dependent on factual matters and any decision in this regard rests with the board of directors of the Covered Guarantor. Therefore we cannot express any opinion whether the transactions under the Opinion Documents are in the best corporate interest of the Covered Guarantor. In the Board Minutes, the board of directors of the Covered Guarantor has determined that the entering into the contemplated transactions by the Covered Guarantor is in the corporate intrest of the Covered Guarantor. If the entering into the Opinion Documents by the Covered Guarantor would be against its corporate interest, the transactions thereunder could, upon certain conditions, be held null and void. In addition, the directors of the Covered Guarantor could be held liable for having approved the entering into the Opinion Documents against the corporate interest of the Covered

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Guarantor. The foregoing is a customary qualification for an opinion addressing an upstream guarantee by a subsidiary to its parent company.

4.2	In principle, a power of attorney or agency provision can be revoked by the principal at any time without prior notice or justification. A power of attorney or agency provision can however be made irrevocable, provided that it is limited in time. A termination of an irrevocable power of attorney or agency provision can give rise to damages. Any appointment of an attorney or agent may be limited in circumstances of conflict of interest between the principal and the attorney-in-fact or agent and terminates in principle upon bankruptcy or liquidation of the principal.

4.3	The opinions expressed herein may be further affected or limited by, and the validity and enforceability of the Opinion Documents is subject to, the provisions of any applicable bankruptcy, insolvency, judicial reorganisation, fraudulent conveyance, suspension of payments and other or similar laws of any jurisdiction and of general application now or hereafter in effect, relating to or affecting the enforcement or protection of creditors’ rights generally.

5	TERMS AND CONDITIONS

5.1	This Opinion Letter is issued by Loyens & Loeff CVBA/SCRL. Any persons who are involved in the services provided by or on behalf of Loyens & Loeff CVBA/SCRL cannot be held liable in any manner whatsoever. Our liability is limited to any amount paid out under our professional liability insurance policy (details of which can be obtained on www.loyensloeff.com).

5.2	This Opinion Letter is governed by Belgian law.

5.3	The courts of Brussels have exclusive jurisdiction to settle any dispute arising out of or in connection with this Opinion Letter.

5.4	We hereby consent to the filing of this Opinion Letter as an exhibit to the Registration Statement and to the reference under the caption “Legal Matters” in the prospectus that is included in the Registration Statement. In giving this consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act, as amended.

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Yours sincerely,
On behalf of Loyens & Loeff CVBA/SCRL

Marc Vermylen*	Stefaan Deckmyn*

*	EBVBA

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Schedule 1
CORPORATE DOCUMENTS
1.	a copy of the excerpt of the deed of incorporation of the Covered Guarantor of 13 November 1984, as published in the Belgian Official Gazette Extracts on 22 December 1984 under number 27290 (the Extract of the Deed of Incorporation);

2.	a copy of the co-ordinated articles of association of the Covered Guarantor of 27 December 2010, following the modification to the articles of association on 27 December 2010 before notary public Denis Deckers (the Articles of Association);

3.	All publications in the Belgian Official Gazette and its annexes from 10 February 2005 until 15 June 2011 in respect of the Covered Guarantor (the Belgian Official Gazette Extracts);

4.	an executed copy of the minutes of the meeting of the board of directors of the Covered Guarantor held on 13 January 2011 (the Board Minutes);

5.	an executed copy of the written shareholders resolutions of 13 January 2011 of the Covered Guarantor approving the change of control provisions in the Indenture (the 556 Resolutions);

6.	written confirmation obtained from the Clerk’s office of the Commercial Court of Antwerp of 9 November 2010 confirming that the Covered Guarantor has not been declared bankrupt or entered into judicial reorganisation on the date thereof (the Certificate of Non-Insolvency); and

7.	an extract of the Cross Road Bank of Legal Enterprises dated 9 November 2010 with respect to the Covered Guarantor.

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